Exhibit 10.3

THIS SHARE PURCHASE EXTENSION AGREEMENT made the 15th day of November, 2009.

BETWEEN:
SARA CREEK GOLD CORP., a company incorporated under the laws of the State of Nevada and having an address for notice and deliver located at 5348 Vegas Drive, #236, Las Vegas, NV 89108.

(the “Investor”)

OF THE FIRST PART

AND:

ORION RESOURCES, N.V., a company incorporated under the laws of Suriname and having an address for delivery at Albergastraat #33, Paramaribo, Suriname SA.

(the “Company”)

OF THE SECOND PART

WHEREAS:

A.	The Parties entered into a Share Acquisition and Investment Agreement ;

B.	The Investor has requested that the closing date be extended to December 31, 2009 and Orion has agreed to extend the closing date to December 31, 2009 ; and

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:Clause 1.1(f) is hereby amended to read as follows:

(a)	“Closing Date” means December 31, 2009 or such other date as agreed to by the parties to this Agreement;

2.	NOTICES

2.1
Any notices to be given by either party to the other will be sufficiently given if delivered personally or if sent by registered mail, postage prepaid, to the parties at their respective addresses shown on the first page of this Agreement, or to any other addresses as the parties may notify to the other from time to time in writing, or if transmitted by facsimile to such facsimile number, as the parties may notify the other of, from time to time.  This notice will be deemed to have been given at the time of delivery, if delivered in person or transmitted by facsimile, or within five Business Days from the date of posting if mailed.

3.	GENERAL

3.1	This Agreement will enure to the benefit of and will be binding on the parties and their respective heirs, executors, administrators, successors, and assigns.

3.2	Time will be of the essence of this Agreement.

3.3
The terms and provisions contained in this Agreement constitute the entire agreement between the parties and supersede all previous oral or written communications regarding the purchase and sale of the Share.

3.4
If any provision of this Agreement is determined to be void or unenforceable in whole or in part, that provision will be deemed not to affect or impair the validity of any other provision of this Agreement and the void or unenforceable provision will be severable from this Agreement.

3.5
The parties may sign this Agreement in counterparts and these parts will together form one original agreement.  Parties may sign and deliver this Agreement by facsimile and facsimile signatures are legally binding on all parties.

3.6
Each party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

3.7
This Agreement and the rights and obligations and relations of the parties will be governed by and construed in accordance with the laws of the State of Nevada.  The parties agree that the courts of Nevada will have the exclusive jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement.  Each party attorns to the exclusive jurisdiction of the courts of Nevada.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date written on the first page of this Agreement.

SARA CREEK GOLD CORP. /s/ Jean Pomerleau Authorized Signatory Jean Pomerleau, Director and President

ORION RESOURCES, N.V. /s/ Luc De Rooy Authorized Signatory Luc De Rooy, Managing Director